EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
COMARCO, Inc.
Lake Forest, California
     We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-44943, 33-45096, 33-63219, 333-11749, 333-78677, 333-42350, 333-141354, 333-141390, and 333-156518) of Comarco, Inc. of our report dated April 28, 2009 relating to the consolidated balance sheets as of January 31, 2009 and 2008, and the statements of operations, shareholders’ equity, and cash flows for each of the years then ended and the referenced consolidated financial statement schedule therein, which appears in the January 31, 2009 annual report on Form 10-K of Comarco, Inc.

/s/ BDO Seidman LLP
May 1, 2009